FOR IMMEDIATE RELEASE	EXHIBIT 99.1

May 10, 2011

THE WALT DISNEY COMPANY REPORTS

SECOND QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter and six months ended April 2, 2011. Diluted earnings per share (EPS) for the second quarter increased 2% to $0.49, compared to $0.48 in the prior-year quarter. Diluted EPS for the six-months ended April 2, 2011 was $1.16 compared to $0.93 in the prior-year period.

“We are pleased with the underlying quality of our second quarter earnings,” said Robert A. Iger, President and CEO of The Walt Disney Company. “There is great creative momentum throughout the company which gives us continued confidence in our ability to grow our businesses.”

The following table summarizes the second quarter and six-month results for fiscal 2011 and 2010 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Revenues	$9,077	$8,580	6%	$19,793	$18,319	8%
Segment operating income (1)	$1,773	$1,757	1%	$3,981	$3,332	19%
Net income (2)	$942	$953	(1)%	$2,244	$1,797	25%
Diluted EPS (2)	$0.49	$0.48	2%	$1.16	$0.93	25%
Cash provided by operations	$1,949	$1,574	24%	$3,068	$2,489	23%
Free cash flow (1)	$1,317	$1,074	23%	$1,223	$1,682	(27)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

SEGMENT RESULTS

The following table summarizes the second quarter and six-month segment operating results for fiscal 2011 and 2010 (in millions):

	Quarter Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Revenues:
Media Networks	$4,322	$3,844	12%	$8,967	$8,019	12%
Parks and Resorts	2,630	2,449	7%	5,498	5,111	8%
Studio Entertainment	1,340	1,536	(13)%	3,272	3,471	(6)%
Consumer Products	626	596	5%	1,548	1,342	15%
Interactive Media	159	155	3%	508	376	35%

	$9,077	$8,580	6%	$19,793	$18,319	8%

Segment operating income (loss):
Media Networks	$1,524	$1,306	17%	$2,590	$2,030	28%
Parks and Resorts	145	150	(3)%	613	525	17%
Studio Entertainment	77	223	(65)%	452	466	(3)%
Consumer Products	142	133	7%	454	376	21%
Interactive Media	(115)	(55)	nm	(128)	(65)	(97)%

	$1,773	$1,757	1%	$3,981	$3,332	19%

Media Networks

Media Networks revenues for the quarter increased 12% to $4.3 billion and segment operating income increased 17% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Revenues:
Cable Networks	$2,826	$2,412	17%	$5,894	$5,066	16%
Broadcasting	1,496	1,432	4%	3,073	2,953	4%

	$4,322	$3,844	12%	$8,967	$8,019	12%

Segment operating income:
Cable Networks	$1,357	$1,183	15%	$2,128	$1,727	23%
Broadcasting	167	123	36%	462	303	52%

	$1,524	$1,306	17%	$2,590	$2,030	28%

Cable Networks

Operating income at Cable Networks increased $174 million to $1.4 billion for the quarter due to growth at ESPN, ABC Family and the Disney Channels, partially offset by lower equity income. The increase at ESPN reflected higher advertising and affiliate revenue, partially offset by higher programming costs. Advertising revenue growth was primarily due to higher rates and sold inventory while higher affiliate revenue was due to contractual rate increases. Higher programming and production costs were driven by the addition of college football Bowl Championship

Series games. Higher operating income at ABC Family was driven by lower programming and marketing costs due to the timing of airing of original programming, while increased operating income at the Disney Channels was due to increased affiliate revenue, partially offset by higher programming costs. Affiliate revenue growth at the Disney Channels reflected contractual rate increases domestically and subscriber growth internationally. Decreased equity income reflected the impact of programming costs for the Cricket World Cup at our ESPN Star Sports joint venture.

Broadcasting

Operating income at Broadcasting increased $44 million to $167 million driven by higher advertising revenue at the ABC Television Network and at the owned television stations, higher affiliate fees, increased sales of ABC Studios productions and lower programming and production costs at the ABC Television Network. Higher advertising revenues at the ABC Television Network were driven by increases in primetime and news, partially offset by a decrease in sports due to the shift of the BCS National Championship game to ESPN. Increased primetime and news advertising revenues reflected higher rates, partially offset by lower ratings. Higher sales of ABC Studios were driven by Criminal Minds, Army Wives and Castle, partially offset by the absence of Lost. Decreased programming and production costs reflected the benefit of cost saving initiatives at news and the shift of the BCS National Championship game to ESPN, partially offset by a higher cost mix of programming in primetime.

These increases were partially offset by the absence of recoveries of previously reserved receivables which occurred in the prior-year quarter and timing of marketing costs.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 7% to $2.6 billion and segment operating income decreased 3% to $145 million. Results for the quarter were driven by decreases at Disney Cruise Line and Tokyo Disney Resort, partially offset by increases at our domestic and consolidated international parks and resorts. The decrease at Tokyo Disney Resort was driven by the March 2011 earthquake and tsunami in Japan which resulted in a temporary suspension of operations at the resort. Results at both our domestic and international parks and resorts reflected an unfavorable impact due to a shift in the timing of the Easter holiday relative to our fiscal periods. As a result, the current quarter did not include any of the two week Easter holiday while the prior-year quarter included one week of the Easter holiday.

Lower operating income at Disney Cruise Line was primarily due to increased operating and promotional costs driven by the launch of our new cruise ship, the Disney Dream, in January 2011 and higher fuel and other operating costs for the existing fleet, partially offset by higher passenger cruise days from the Disney Dream.

Increased operating income at our domestic parks and resorts was driven by higher guest spending and hotel occupancy, partially offset by increased costs. Higher guest spending reflected increased average ticket prices and daily hotel room rates. Increased costs reflected labor cost inflation, higher pension and healthcare costs and expansion costs for Disney California Adventure at Disneyland Resort.

Improved results at the consolidated international parks and resorts reflected higher attendance and hotel occupancy at Disneyland Paris and Hong Kong Disneyland Resort and higher guest spending at Hong Kong Disneyland Resort, partially offset by labor cost inflation at Disneyland Paris.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased 13% to $1.3 billion and segment operating income decreased 65% to $77 million. Lower operating income was primarily due to decreases in worldwide home entertainment and worldwide theatrical distribution and higher film cost write-downs.

The decrease in worldwide home entertainment was primarily due to lower unit sales reflecting the strong prior-year performance of Toy Story 1 and 2 and the animated version of Alice in Wonderland in the domestic market and Up in international markets. These decreases were partially offset by higher net effective pricing due to increased Blu-ray format sales. Lower results in worldwide theatrical distribution reflected the performance of Mars Needs Moms in the current quarter which also drove higher film cost write-downs. Current quarter theatrical distribution results also included Tangled and Tron: Legacy, primarily internationally, while the prior-year quarter included the worldwide release of Alice in Wonderland.

Consumer Products

Consumer Products revenues for the quarter increased 5% to $626 million and segment operating income increased 7% to $142 million as improvements at the Disney Store North America and Merchandise Licensing were offset by a decrease at Publishing.

The increase at the Disney Store North America was primarily due to comparable store sales growth and improved margins reflecting the strength of Tangled and Toy Story merchandise. Improved Merchandise Licensing results reflected the strong performance of Cars and Tangled merchandise. The decrease at Publishing was driven by minimum guarantee shortfall recognition in the prior-year quarter.

Interactive Media

Interactive Media revenues for the quarter increased 3% to $159 million and segment operating income decreased by $60 million to a loss of $115 million. Decreased operating results were driven by the acquisition of Playdom including the impact of acquisition accounting, and higher mobile and virtual world product development costs.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses increased from $91 million to $122 million driven by the timing of expenses and higher compensation related costs.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	April 2, 2011	April 3, 2010
Interest expense	$(111)	$(147)
Interest and investment income	28	17

Net interest expense	$(83)	$(130)

The decrease in interest expense for the quarter was primarily due to lower effective interest rates and lower average debt balances.

The increase in interest and investment income for the quarter was primarily due to gains on sales of investments.

Income Taxes

The effective income tax rate for the current quarter was 35.6% compared to 35.0% in the prior-year quarter. The prior-year quarter included a benefit from the favorable resolution of certain prior-year tax matters which was largely offset by a charge to reflect the loss of a tax benefit related to Medicare Part D subsidies as a result of the healthcare reform legislation.

Noncontrolling Interests

Net income attributable to noncontrolling interests increased from $45 million to $68 million driven by improved operating results at ESPN and Hong Kong Disneyland. Net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 2, 2011	April 3, 2010	Change
Cash provided by operations	$3,068	$2,489	$579
Investments in parks, resorts and other property	(1,845)	(807)	(1,038)

Free cash flow (1)	$1,223	$1,682	$(459)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased 23% to $3.1 billion for the current six month period compared to the prior-year six month period. The increase was primarily due to higher operating cash receipts driven by higher revenues at our Media Networks, Parks and Resorts, Consumer Products and Interactive Media businesses and the timing of receivable collections at our Media Networks, Consumer Products and Studio Entertainment businesses. These increases were partially offset by higher cash payments at Corporate and our Parks and Resorts, Interactive Media and Consumer Products businesses. The increase in cash payments at Corporate was driven by higher income tax payments and the timing of contributions to our pension plans. The increase in cash payments at Parks and Resorts was driven by labor cost inflation, higher operating and promotional costs from the January launch of our new cruise ship, the Disney Dream, and expansion costs for Disney California Adventure at Disneyland Resort, while the increase in cash payments at Interactive Media reflects the inclusion of Playdom, which was acquired subsequent to the prior-year six month period. The increase in cash payments at Consumer Products was primarily due to the inclusion of The Disney Store Japan and Marvel.

The increase in capital expenditures was primarily due to the final payment for the Disney Dream, and spending on theme park and resort expansions and new guest offerings.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Six Months Ended
	April 2, 2011	April 3, 2010
Media Networks
Cable Networks	$33	$31
Broadcasting	55	29

Total Media Networks	88	60

Parks and Resorts
Domestic	1,381	559
International	165	85

Total Parks and Resorts	1,546	644

Studio Entertainment	57	38
Consumer Products	37	24
Interactive Media	12	7
Corporate	105	34

Total investments in parks, resorts and other property	$1,845	$807

Depreciation expense is as follows (in millions):

	Six Months Ended
	April 2, 2011	April 3, 2010
Media Networks
Cable Networks	$65	$58
Broadcasting	51	48

Total Media Networks	116	106

Parks and Resorts
Domestic	409	409
International	158	171

Total Parks and Resorts	567	580

Studio Entertainment	30	28
Consumer Products	25	14
Interactive Media	9	13
Corporate	74	64

Total depreciation expense	$821	$805

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	April 2, 2011	Oct. 2, 2010	Change
Current portion of borrowings	$4,084	$2,350	$1,734
Long-term borrowings	8,688	10,130	(1,442)

Total borrowings	12,772	12,480	292
Less: cash and cash equivalents	(3,094)	(2,722)	(372)

Net borrowings (1)	$9,678	$9,758	$(80)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,514 million and $2,586 million attributable to Euro Disney and Hong Kong Disneyland as of April 2, 2011 and October 2, 2010, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $576 million and $657 million as of April 2, 2011 and October 2, 2010, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Six Months Ended
	April 2, 2011	April 3, 2010	Change
Diluted EPS as reported	$1.16	$0.93	25%
Exclude:
Restructuring and impairment charges (1)	(0.01)	0.06	nm
Other income (2)	0.02	(0.03)	nm

Diluted EPS excluding certain items (3)	$1.17	$0.95	23%

(1)

Restructuring and impairment charges for the current six months totaled $12 million and consist of a $9 million impairment charge related to the sale of assets and severance and other costs. The impairment charge related to assets that had tax basis significantly in excess of the book value, resulting in a $31 million tax benefit on the restructuring and impairment charges. Restructuring and impairment charges for the prior-year six months totaled $176 million and were related to organizational and cost structure initiatives primarily at our Studio Entertainment and Media Networks segments. Impairment charges were $96 million and consisted of write-offs of capitalized costs primarily related to abandoned film projects and the closure of a studio production facility. Restructuring charges were $80 million and reflected primarily severance and related costs.

(2)

Other income for the current six months consists of gains on the sales of Miramax and BASS ($75 million) in the first quarter. The tax effect on these gains exceeded the pretax benefit resulting in a $32 million net loss. Other income for the prior-year six months consists of gains on the sales of our investments in television services in Europe in the first and second quarters and an accounting gain related to the acquisition of the Disney Stores in Japan in the second quarter which collectively totaled $97 million.

(3)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Segment operating income	$1,773	$1,757	$3,981	$3,332
Corporate and unallocated shared expenses	(122)	(91)	(234)	(163)
Restructuring and impairment charges	—	(71)	(12)	(176)
Other income	—	70	75	97
Net interest expense	(83)	(130)	(178)	(233)

Income before income taxes	1,568	1,535	3,632	2,857
Income taxes	(558)	(537)	(1,288)	(1,015)

Net income	$1,010	$998	$2,344	$1,842

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 10, 2011, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 24, 2011 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010

Revenues	$9,077	$8,580	$19,793	$18,319

Costs and expenses	(7,549)	(7,068)	(16,325)	(15,393)

Restructuring and impairment charges	—	(71)	(12)	(176)

Other income	—	70	75	97

Net interest expense	(83)	(130)	(178)	(233)

Equity in the income of investees	123	154	279	243

Income before income taxes	1,568	1,535	3,632	2,857

Income taxes	(558)	(537)	(1,288)	(1,015)

Net income	1,010	998	2,344	1,842

Less: Net income attributable to noncontrolling interests	(68)	(45)	(100)	(45)

Net income attributable to The Walt Disney Company (Disney)	$942	$953	$2,244	$1,797

Earnings per share attributable to Disney:
Diluted	$0.49	$0.48	$1.16	$0.93

Basic	$0.50	$0.49	$1.18	$0.94

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,934	1,973	1,930	1,938

Basic	1,899	1,940	1,895	1,903

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	April 2, 2011	October 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,094	$2,722
Receivables	6,075	5,784
Inventories	1,453	1,442
Television costs	878	678
Deferred income taxes	1,051	1,018
Other current assets	669	581

Total current assets	13,220	12,225
Film and television costs	4,609	4,773
Investments	2,499	2,513
Parks, resorts and other property, at cost
Attractions, buildings and equipment	34,832	32,875
Accumulated depreciation	(19,156)	(18,373)

	15,676	14,502
Projects in progress	2,086	2,180
Land	1,136	1,124

Total parks, resorts and other property, at cost	18,898	17,806

Intangible assets, net	5,139	5,081
Goodwill	24,127	24,100
Other assets	2,096	2,708

	$70,588	$69,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,150	$6,109
Current portion of borrowings	4,084	2,350
Unearned royalties and other advances	3,569	2,541

Total current liabilities	12,803	11,000

Borrowings	8,688	10,130
Deferred income taxes	2,841	2,630
Other long-term liabilities	5,944	6,104
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.7 billion shares	29,938	28,736
Retained earnings	35,814	34,327
Accumulated other comprehensive loss	(1,837)	(1,881)

	63,915	61,182

Treasury stock, at cost, 844.8 million shares at April 2, 2011 and 803.1 million shares at October 2, 2010	(25,265)	(23,663)

Total Disney Shareholders’ equity	38,650	37,519
Noncontrolling interests	1,662	1,823

Total equity	40,312	39,342

	$70,588	$69,206

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Six Months Ended
	April 2, 2011	April 3, 2010
OPERATING ACTIVITIES
Net income	$2,344	$1,842
Depreciation and amortization	903	847
Gains on dispositions	(75)	(75)
Deferred income taxes	195	235
Equity in the income of investees	(279)	(243)
Cash distributions received from equity investees	295	202
Net change in film and television costs	(184)	(481)
Equity-based compensation	247	272
Impairment charges	10	96
Other	(87)	(78)
Changes in operating assets and liabilities:
Receivables	(21)	(348)
Inventories	(30)	66
Other assets	28	58
Accounts payable and other accrued liabilities	2	330
Income taxes	(280)	(234)

Cash provided by operations	3,068	2,489

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,845)	(807)
Proceeds from dispositions	566	115
Acquisitions	(171)	(2,261)
Other	(106)	(25)

Cash used in investing activities	(1,556)	(2,978)

FINANCING ACTIVITIES
Commercial paper borrowings, net	470	974
Reduction of borrowings	(73)	(243)
Dividends	(756)	(653)
Repurchases of common stock	(1,602)	(240)
Exercise of stock options and other	754	421

Cash (used)/provided by financing activities	(1,207)	259

Impact of exchange rates on cash and cash equivalents	67	(112)

Increase/(decrease) in cash and cash equivalents	372	(342)
Cash and cash equivalents, beginning of period	2,722	3,417

Cash and cash equivalents, end of period	$3,094	$3,075